Exhibit 10.1

[Date]

Re: Equity Grant

Dear [Recipient]:

We are pleased to provide you with a grant of non-qualified stock options and restricted stock under the Chicago Mercantile Exchange Holdings Inc. (“CME Holdings”) Amended and Restated Omnibus Stock Plan (the “Plan”). This option and restricted stock grant is in recognition of the expected positive impact you will make toward the future success of Chicago Mercantile Exchange Inc. (“CME”). Your grant will allow you ownership in CME Holdings, which is a means for you to share in the success of the company while creating shareholder value. Certain terms of your stock option and restricted stock grant follow:

Stock Option Terms

Option:	You have been granted a non-qualified stock option to purchase [options amount] shares of Class A common stock, $.01 par value, of Chicago Mercantile Exchange Holdings Inc.

Grant Date:	[date]

Exercise Price per share:	$[market price on date of grant]

Vesting Schedule:	Except as may otherwise provided in the Plan, 20 percent of the option grant shall become exercisable on each anniversary of the grant date, with 100 percent of the option grant becoming exercisable on the fifth anniversary of the grant date. CME may accelerate this Vesting Schedule under certain circumstances in its sole discretion.

Expiration:	Subject to earlier termination pursuant to the terms of the Plan, unexercised portions of the option will expire not later [ten years from grant date].

Restricted Stock Terms

Restricted Stock:	You have been granted [RS amount] restricted shares of Class A common stock, $.01 par value, of Chicago Mercantile Exchange Holdings Inc.

Grant Date:	[date]

Vesting Schedule:	Except as may otherwise provided in the Plan, 20 percent of the restricted stock grant shall become exercisable on each anniversary of the grant date, with 100 percent of the restricted stock grant becoming exercisable on the fifth anniversary of the grant date. CME may accelerate this Vesting Schedule under certain circumstances in its sole discretion.

To be eligible to receive this grant, you must have entered into a Confidentiality, Non-Compete and Non-Solicitation Agreement with CME. In addition to the terms stated in this grant letter, your stock option and restricted stock grant shall be subject to the terms and conditions of the Plan, a copy of which is enclosed. By accepting this stock option and restricted stock grant, you hereby agree to the terms and conditions of the Plan.

Again, we congratulate you on this recognition of your importance to our organization and its future.

CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

By:
Name:	Beth Keeve
Title:	Managing Director, Organizational Development